UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):                                       December 15, 2005

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer
Identification No.)

1 Lakeland Park Drive
Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

(877) 645-7663

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 15, 2005, Beacon Roofing Supply, Inc.  (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc. and William Blair & Company, L.L.C., as representatives of the several underwriters (collectively, the “Underwriters”). The Underwriting Agreement provides for the sale of 2,000,000 shares of the Company’s common stock to the Underwriters at $26.194 per share.  Selling stockholders are also selling 6.75 million shares on the same terms.  The shares were offered to the public at $ 27.50 per share.  The transactions contemplated by the Underwriting Agreement are expected to close on December 21, 2005.  In addition, certain selling stockholders have granted the Underwriters a 30 day option to purchase an additional approximately 1.3 million shares of common stock to cover over-allotments.  The shares are being offered and sold pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-128919).

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

1.1

Underwriting Agreement, dated as of December 15, 2005, between Beacon Roofing Supply, Inc., the selling stockholders named therein and J.P. Morgan Securities Inc. and William Blair & Company, L.L.C., as representatives of the several underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: December 15, 2005	By:	/s/ David R. Grace
David R. Grace
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of December 15, 2005, between Beacon Roofing Supply, Inc., the selling stockholders named therein and J.P. Morgan Securities Inc. and William Blair & Company, L.L.C., as representatives of the several underwriters.